VILLAGE SUPER MARKET, INC.
                           EXECUTIVE OFFICES
                          733 Mountain Avenue
                     Springfield, New Jersey 07081
                         Phone:  (973) 467-2200
                          Fax:  (973) 467-6582



                      VILLAGE SUPER MARKET, INC.
                DECLARES 7% QUARTERLY DIVIDEND INCREASE



Contact:    Kevin Begley, CFO
            (973) 467-2200, Ext. 220
            Kevin.Begley@wakefern.com



     Springfield, New Jersey - June 13, 2008 - The Board of Directors of Village Super Market, Inc. (NSD-VLGEA) declared a 7% increase in the quarterly cash dividend. The increased quarterly cash dividend is $.30 per Class A common share and $.195 per Class B common share. The dividends will be payable on July 24, 2008 to shareholders of record at the close of business on July 2, 2008.

     Village Super Market operates a chain of 25 supermarkets under the ShopRite name in New Jersey and eastern Pennsylvania.